Exhibit 99.1

News release for immediate release

Contact information:
Heather J. Wietzel
Vice President, Investor Relations and Enterprise Communications
217.788.5144
investorrelations@horacemann.com

Horace Mann Educators Corporation announces election
of Victor P. Fetter and Dr. Aaliyah A. Samuel to its Board of Directors
Shareholders approve all Board members by more than 98% of votes cast at Annual Meeting

SPRINGFIELD, Ill., May 25, 2023 – Horace Mann Educators Corporation (NYSE:HMN) today announced the election of Victor P. Fetter and Dr. Aaliyah A. Samuel to its Board of Directors.
All Board members were approved by shareholders by more than 98% of votes cast at the Annual Meeting of Shareholders on Wednesday. Fetter and Samuel will join returning members Thomas A. Bradley, Perry G. Hines, Mark E. Konen, Beverley J. McClure, Chairman H. Wade Reece, Elaine A. Sarsynski and Horace Mann President and CEO Marita Zuraitis on the Board.
In addition, shareholders approved an advisory resolution on Named Executive Officers’ compensation and ratified the appointment of KPMG LLP as the company’s auditors for 2023 with more than 95% of votes cast. More than 92% of shareholders also recommended a one-year frequency of advisory votes on compensation.
Fetter is the Global Chief Information Officer of Fortive, a global provider of essential technologies for connected workflow solutions. He previously served as Chief Digital Officer at Vertiv, Chief Information Officer at LPL Financial and Dell’s online division.
Samuel is President and Chief Executive Officer of CASEL, a nonprofit educational organization. She also serves as a Senior Fellow at the "Center on the Developing Child" at Harvard University, an early childhood research center. She previously served as Deputy Assistant Secretary of Local, State and National Engagement at the U.S. Department of Education.
“Horace Mann will greatly benefit from our new Board members’ expertise as we leverage our leadership position in the education space to gain a larger share of the educator market,” Zuraitis said. “As our designated technology liaison, Victor will provide guidance drawing from his extensive experience in digital transformation, cybersecurity and technology risk management. As a recognized thought leader in U.S. educational policy and practice, Aaliyah will provide valuable insight into our core public educator market and how we can best meet their needs in a post-pandemic environment.”
Fetter will serve on the Board’s Audit Committee, and Samuel will serve on the Board’s Investment & Finance Committee.
About Horace Mann
Horace Mann Educators Corporation is the largest financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group insurance and financial solutions tailored to the needs of the educator community. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.
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